As filed with the Securities and Exchange Commission on June 7, 2017
Investment Company Act File No. 811-23134

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(CHECK APPROPRIATE BOX OR BOXES)
☒   REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940

☒   Amendment No. 6

NorthStar Real Estate Capital Income Master Fund
(Exact name of Registrant as Specified in Charter)

c/o Colony NorthStar, Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address and telephone number, including area code, of principal executive offices)

Daniel R. Gilbert
NorthStar Real Estate Capital Income Master Fund
c/o Colony NorthStar, Inc.
Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name and address of agent for service)

COPIES TO:
Clifford R. Cone, Esq.
Jefferey D. LeMaster, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Interests in Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in Registrant.

i

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
CROSS REFERENCE SHEET
PARTS A AND B
Item No.	Registration Statement Caption	Caption in Part A or Part B
1.	Outside Front Cover	Not Required
2.	Inside Front and Outside Back Cover Page	Not Required
3.	Fee Table and Synopsis	Fee Table and Synopsis
4.	Financial Highlights	Financial Highlights
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Shares, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objectives and Policies	Investment Objectives and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Management and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements
PART C
The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A
Responses to Items 1, 2, 3.2, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.
Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 of NorthStar Real Estate Capital Income Fund (the “Feeder Fund”) as filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2015, December 24, 2015, February 9, 2016, April 15, 2016, October 21, 2016, December 19, 2016, February 17, 2017, March 21, 2017 and March 27, 2017 (File Nos. 333-207678 and 811-23109), referred to as the Feeder Fund’s Registration Statement on Form N-2. The Feeder Fund and NorthStar Real Estate Capital Income Master Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Feeder Fund is one of three feeder funds (the “Feeder Funds”) in this “master-feeder” structure, and the Master Fund anticipates that it may from time to time permit feeder funds in addition to the Feeder Funds to invest in the Master Fund.
ITEM 3.   FEE TABLE AND SYNOPSIS.
The following table illustrates the fees and expenses that the Master Fund expects to incur and that the shareholders (“Shareholders”) of the Master Fund’s common shares of beneficial interest, par value $0.001 per share (the “Shares”) can expect to bear directly or indirectly.
SHAREHOLDER TRANSACTION EXPENSES (as a percentage of the Master Fund’s net asset value per Share)
Sales load	None
Offering expenses(1)	0.40%
ANNUAL EXPENSES (as a percentage of average net assets of the Master Fund)(2)
Management fee(3)	1.25%
Incentive fee(4)	0.00%
Interest payments on borrowed funds(5)	1.50%
Acquired Fund Fees and Expenses(6)	0.36%
Other expenses(7)	1.00%
Total annual fund expenses	4.11%

(1)
Amount reflects estimated offering expenses to be paid by the Master Fund of up to $400,000 if the Master Fund raises $100.0 million in proceeds in this offering during the following twelve months. The offering expenses consist of costs incurred by the Master Fund’s investment adviser, CNI RECF Advisors, LLC (the “Advisor”), and its affiliates on the Master Fund’s behalf for legal, accounting, printing and other offering expenses. The Advisor is responsible for the payment of the Master Fund’s cumulative organization and offering expenses to the extent they exceed 1.0% of the aggregate proceeds raised in this offering, without recourse against or reimbursement by the Master Fund. It is expected that offering costs of the Master Fund will be de minimis since no Master Fund Shares are being offered to the public.

(2)
Amount assumes that the Master Fund raises $100.0 million of proceeds in this offering during the following twelve months, that the net offering proceeds from such sales equal $99.60 million, that the Master Fund’s average net assets during such period equal one-half of the net offering proceeds, or $49.80 million, and that the Master Fund borrows funds equal to 50% of its average net assets during such period, or $24.90 million. Actual expenses will depend on the number of Shares sold and the amount of leverage the Master Fund employs. For example, if the Master Fund were to raise proceeds significantly less than $100.0 million over the next twelve months, the annual expenses as a percentage of average net assets of the Master Fund would be significantly higher. There can be no assurance that the Master Fund will raise $100.0 million of proceeds in this offering during the following twelve months.

(3)
Pursuant to an investment advisory agreement between the Master Fund and the Advisor (the “Master Fund Advisory Agreement”), and in consideration of the advisory services provided by the Advisor to the Master Fund, the Advisor is entitled to a fee consisting of two components: a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). For more information on the Management Fee and the Incentive Fee, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2. The Management Fee is calculated and payable quarterly in arrears at the annual rate of 1.25% of the Master Fund’s average daily net assets during such period.

(4)
Based on the Master Fund’s current business plan, the Master Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to the Advisor in the following twelve months. However, the Incentive Fee is based on the Master Fund’s performance and will not be paid unless the Master Fund achieves certain performance targets. The Master Fund expects the Incentive Fee the Master Fund pays to increase to the extent the Master Fund earns greater interest income through its investments in portfolio companies. The Incentive Fee is calculated and payable quarterly in arrears based upon the Master Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the Master Fund’s adjusted capital, at the beginning of the most recently completed quarter, equal to 1.50% per quarter, or an annualized hurdle rate of 6.0%, subject to a “catch-up” feature. 100.0% of the Master Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 1.715% is payable to the Advisor. This portion of the Incentive Fee is referred to as the “catch-up” and is intended to provide the Advisor with an incentive fee of 12.5% on all of the Master Fund’s pre-incentive fee net investment income when the Master Fund’s pre-incentive fee net investment income reaches 1.715% in any calendar quarter. 12.5% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds 1.715% in any calendar quarter (6.86% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (12.5% of all the Master Fund’s pre-incentive fee net investment income thereafter is allocated to the Advisor). For a full explanation of how the Incentive Fee is calculated, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2. The amount in the table assumes that the Incentive Fee will be 0.00% of the Master Fund’s average net assets. The Master Fund did not accrue an Incentive Fee during the year ending December 31, 2016.

(5)
The figure in the table assumes the Master Fund borrows for investment purposes an amount equal to 50.0% of the Master Fund’s average net assets during such period and that the annual interest rate on the amount borrowed is 3.0% over the Master Fund’s average net assets. The Master Fund may use various forms of leverage, which may be subject to different expenses than those assumed above. The Master Fund’s ability to incur leverage during the following twelve months depends, in large part, on the amount of money it is able to raise through the Feeder Funds and capital market conditions.

(6)
Shareholders indirectly bear a portion of the asset-based fees, performance or incentive fees or allocations and other expenses incurred by the Master Fund (and, indirectly by the Trust) as an investor in PERE Investments and other vehicles that would be deemed investment companies under the 1940 Act but for the exceptions set forth in Sections 3(c)(1) or 3(c)(7) of the 1940 Act (collectively, “Portfolio Funds”). The “Acquired Fund Fees and Expenses” disclosed above are calculated based on estimated amounts, and assume that the Master Fund will invest 12.50% of its net assets in Portfolio Funds. The Acquired Fund Fees and Expenses are based on the historic experience of the Advisor for expenses incurred in investments in private equity real estate funds, which may change over time and, therefore have a corresponding impact (positive or negative) on Acquired Fund Fees and Expenses. In addition, the private equity investments and other alternative investments, if any, held by the Master Fund will change, which may further impact the calculation of the Acquired Fund Fees and Expenses in the future. In calculating the “Acquired Fund Fees and Expenses” disclosed above, it is assumed that the Master Fund (and, indirectly the Trust) would pay management fees and incentive fees of 1.3% (as adjusted for the estimated purchase price discount of such Portfolio Funds) and 1.0% annually, respectively, on the Master Fund’s gross assets attributable to its investments in Portfolio Funds. It is also assumed that the Master Fund (and, indirectly the Trust) will incur operating expenses of approximately 0.50% of the Master Fund’s gross assets attributable to its investments in Portfolio Funds. If the Portfolio Funds were purchased at a greater or lesser discount than the assumed 7% purchase price discount for Portfolio Funds, Acquired Fund Fees and Expenses would be higher or lower than the assumed amount as a percentage of the Master Fund’s gross assets attributable to its investments in Portfolio Funds, respectively. If the Master Fund was to invest 15% of its net assets in Portfolio Funds, the Acquired Fund Fees and Expenses would be 0.44%. These fees payable to, and the operating expenses of, private equity and alternative investment managers are estimates and the actual fees paid by the Master Fund on its Portfolio Fund investments may be higher or lower than the numbers shown.
(7)
Other expenses include accounting, administration, bookkeeping and pricing fees, legal and auditing fees of the Master Fund, as well as the reimbursement of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of the Master Fund’s chief compliance officer, chief financial officer and other administrative personnel and fees payable to the members, each, a Trustee, of the board of trustees of the Master Fund (the “Board”) who do not also serve in an executive officer capacity for the Master Fund or the Advisor. The amount presented in the table estimates the amounts the Master Fund expects to pay during the twelve months following the commencement of the Master Fund’s operations and does not include preferred pricing arrangements the Master Fund may receive from certain parties as a newly formed entity.

Example:
The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in the Shares. In calculating the following expense amounts, the Master Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above:
	1 year	3 years	5 years	10 years
A Feeder Fund would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$45	$128	$213	$432
The example and the expenses in the tables above should not be considered a representation of the Master Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5.0% annual return, the Master Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Master Fund, see the sections entitled “Trust and Master Fund Expenses,” “Management and Incentive Fees” and “Purchases of Shares” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2.
ITEM 4.    FINANCIAL HIGHLIGHTS.
The information contained in the table below sets forth selected information derived from the financial statements contained in the Master Fund’s annual report for the period from May 6, 2016 (commencement of operations) through December 31, 2016 (the “Annual Report”).
The information provided below should be read in conjunction with the Annual Report and the notes accompanying the report. The Master Fund’s Annual Report has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov, and is also available upon request by calling the Master Fund at (212) 547-2600.

NorthStar Real Estate Capital Income Master Fund
Financial Highlights
For the period from May 6, 2016 (commencement of operations) through December 31, 2016
Per Share Data:
Net asset value, beginning of period	$9.00
Net investment income (loss)(1)	$(1.56)
Net decrease in net assets resulting from operations	$(1.56)
Net asset value, end of period	$7.44
Shares outstanding, end of period	222,233
Total return at net asset value(2)(3)	(17.3)%
Per Share Data:
Net assets, end of period	$1,653,952
Ratio of net investment income (loss) to average net assets(4)	(28.4)%
Ratio of total expenses to average net assets(4)	28.4%
Portfolio turnover rate	Not Applicable

(1)
The per share data was derived by using the average number of common shares outstanding during the period from May 6, 2016 (commencement of operations) through December 31, 2016.

(2)
The total return is historical and is calculated by determining the percentage change in net asset value.

(3)
Not annualized.

(4)
Annualized. Average net assets for the period from May 6, 2016 (commencement of operations) through December 31, 2016 are used for this calculation.

ITEM 8.   GENERAL DESCRIPTION OF THE REGISTRANT.
The Master Fund is a non-diversified, closed-end management investment company that is registered under the 1940 Act. The Master Fund was organized as a Delaware statutory trust on October 2, 2015. The Master Fund’s primary investment objectives are to generate attractive and consistent income through cash distributions and preserve and protect shareholders’ capital, with a secondary objective of capital appreciation. Information on the Master Fund’s investment objectives, strategies and policies, the types of securities in which the Master Fund expects to invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objectives and Strategies” and “Risk Factors” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
Interests in the Master Fund are being issued solely to the Feeder Fund and to affiliates of the Advisor in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.
ITEM 9.   MANAGEMENT.
A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Summary of Terms,” “Management of the Trust and the Master Fund,” “Trust and Master Fund Expenses,” “The Advisor” and “Management and Incentive Fees” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund. The following list identifies the specific sections of the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2 under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.
Item 9.1(a) Management of the Trust and the Master Fund — Board of Trustees and Executive Officers
Item 9.1(b) The Advisor; Management and Incentive Fees
Item 9.1(c) Portfolio Management
Item 9.1(d) Administrator and Accounting Agent
Item 9.1(e) Custodian, Transfer and Distribution Paying Agent and Registrar
Item 9.1(f) Trust and Master Fund Expenses
Item 9.1(g) Plan of Distribution
Item 9.2(a) The Advisor
Item 9.2(b) The Advisor
Item 9.2(c) The Advisor
Item 9.2(d) The Advisor
Item 9.3 A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. An affiliate of Colony NorthStar, Inc. (“Colony NorthStar”), an affiliate of the Advisor, has invested in the Master Fund in exchange for Shares, and has invested in the Feeder Fund in exchange for Feeder Fund shares. As a result, the affiliate of Colony NorthStar may be deemed to be a control person because it owns, directly, or indirectly through its ownership of Feeder Fund shares, 97.0% of the outstanding Shares as of June 7, 2017. Colony NorthStar and its affiliates will vote their Shares in the same proportion as which the other Shares are voted.
ITEM 10.   SHARES, LONG-TERM DEBT, AND OTHER SECURITIES.
ITEM 10.1   SHARES.
The following description is based on relevant portions of the Delaware Statutory Trust Act and on the Master Fund’s declaration of trust and bylaws. This summary is not intended to be complete. Please refer to the Delaware Statutory Trust Act and the Master Fund’s declaration of trust and bylaws, copies of which have been filed as exhibits to this Registration Statement, for a more detailed description of the provisions summarized below.
Shares of Beneficial Interest
The Master Fund’s declaration of trust authorizes the issuance of an unlimited number of shares of beneficial interest, with a par value of  $0.001 per share, unless the Trustees determine otherwise. There is currently no market for Shares, nor are Shares offered to the public and the Master Fund does not expect that a market for Shares will develop in the foreseeable future, nor does the Master Fund intend to make its Shares publicly available. Pursuant to the Master Fund’s declaration of trust and as permitted by Delaware law, Shareholders are entitled to the same limitation of personal liability extended to shareholders of private corporations organized for profit under the General Corporation Law of the State of Delaware (the “DGCL”) and therefore generally, unless specifically set forth in the Master Fund’s declaration of trust, will not be personally liable for the Master Fund’s debts or obligations.

Set forth below is a chart describing the classes of the Master Fund’s securities outstanding as of June 7, 2017:
(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by the Master Fund or for its Account	Amount Outstanding Exclusive of Amount Under Column
Common Shares, par value $0.001 per share	Unlimited	—	453,872
Preferred Shares, par value $0.001 per share	—	—	—
Shares
Under the terms of the Master Fund’s declaration of trust, all Shares will have equal rights as to voting and, when consideration for Shares is received by the Master Fund, will be fully paid and nonassessable. Distributions may be paid to Shareholders if, as and when authorized and declared by the Board. Shares will have no preference, preemptive, appraisal, conversion, exchange or redemption rights, and will be freely transferable, except where their transfer is restricted by law or contract. The Master Fund’s declaration of trust provides that the Board shall have the power to repurchase shares. In the event of the Master Fund’s dissolution, after the Master Fund pays or adequately provides for the payment of all claims and obligations of the Master Fund, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of the Master Fund’s assets available for distribution, subject to any preferential rights of holders of the Master Fund’s outstanding preferred shares, if any. Each Share will be entitled to one vote on all matters on which a vote of Shareholders is required by the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board. There will be no cumulative voting in the election or removal of Trustees. Under the Master Fund’s declaration of trust, the Master Fund is not required to hold annual meetings of Shareholders. The Master Fund only expects to hold Shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of Shareholders.
Preferred Shares and Other Securities
The Master Fund’s declaration of trust provides that the Board may, subject to the Master Fund’s investment policies and restrictions and the requirements of the 1940 Act, authorize and cause the Master Fund to issue securities of the Master Fund other than Shares (including preferred shares, debt securities or other senior securities), by action of the Board without the approval of Shareholders. The Board may determine the terms, rights, preferences, privileges, limitations and restrictions of such securities as the Board sees fit.
Preferred shares could be issued with rights and preferences that would adversely affect Shareholders. Preferred shares could also be used as an anti-takeover device. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance and before any distribution is made with respect to the Shares and before any repurchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Master Fund’s total assets after deducting the amount of such distribution or repurchase price, as the case may be, and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.

Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except for any liability arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s position, which is in accordance with the 1940 Act. The Master Fund will make advance payments in connection with expenses incurred by Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the Master Fund’s declaration of trust, which provides that the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund if it is subsequently determined that the indemnitee is not entitled to such indemnification.
The Master Fund has entered into the Master Fund Advisory Agreement with the Advisor. The Master Fund Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Advisor is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers.
Number of Trustees; Appointment of Trustees; Vacancies; Removal
The Master Fund’s declaration of trust provides that the number of Trustees shall be determined by a written instrument signed by all of the Trustees then in office and, after a public offering of Shares, shall be no less than two (2) and no more than fifteen (15). As set forth in the Master Fund’s declaration of trust, a Trustee’s term of office shall terminate and a vacancy shall occur in the event of the death, resignation, removal, bankruptcy, adjudicated incompetence or other incapacity to perform the duties of the office, or removal, of a Trustee. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a written instrument signed by all of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been duly elected and qualified pursuant to the Master Fund’s declaration of trust. To the extent that the 1940 Act requires that Trustees be elected by Shareholders, any such Trustees will be elected by a plurality of all Shares voted at a meeting of Shareholders at which a quorum is present.
The Master Fund’s declaration of trust provides that any Trustee may be removed (provided that after the removal the aggregate number of Trustees is not less than the minimum required by the declaration of trust) (i) with or without cause, at any meeting of Shareholders by a vote of three quarters (75%) of the outstanding Shares or (ii) with or without cause at any time by written instrument signed by all of the remaining Trustees, specifying the date when such removal shall become effective.
As of June 7, 2017, the Master Fund had a total of five (5) members of the Board, three (3) of whom were Trustees that are considered independent and are not “interested persons” (as defined in the 1940 Act) of the Master Fund, the Feeder Fund or the Advisor, such persons also referred to as the Independent Trustees. Pursuant to the 1940 Act, at least 40% of the members of the Board must be Independent Trustees.
Action by Shareholders
The Master Fund’s declaration of trust provides that Shareholder action can be taken only at a meeting of Shareholders or by unanimous written consent in lieu of a meeting. Subject to the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board specifying a greater or lesser vote requirement, the affirmative vote of a majority of Shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the Shareholders with respect to any matter submitted to a vote of the Shareholders.
Amendment of Declaration of Trust and Bylaws
Subject to the provisions of the 1940 Act, pursuant to the Master Fund’s declaration of trust, the Board may amend the declaration of trust without any vote of Shareholders. Pursuant to the Master Fund’s declaration of trust and the bylaws, the Board has the exclusive power to amend or repeal the bylaws or adopt new bylaws at any time.

No Appraisal Rights
In certain extraordinary transactions, some jurisdictions provide the right to dissenting Shareholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Master Fund’s declaration of trust provides that Shares shall not entitle Shareholders to appraisal rights.
Conflict with Applicable Laws and Regulations
The Master Fund’s declaration of trust provides that if and to the extent that any provision of the Master Fund’s declaration of trust conflicts with any provision of the 1940 Act, the provisions under the Internal Revenue Code of 1986, as amended, applicable to the Master Fund as a regulated investment company or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Master Fund’s declaration of trust; provided, however, that such determination shall not affect any of the remaining provisions of the declaration of trust or affect the validity of any action taken or omitted prior to such determination.
Other Information
Information regarding the Master Fund’s share repurchase program, liquidity strategy and distributions, including as they relate to the Feeder Fund’s share repurchase program, liquidity strategy and distributions, is incorporated herein by reference from the sections entitled “Share Repurchase Program,” “Liquidity Strategy” and “Distributions” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 10.2.   LONG-TERM DEBT.
Not applicable.
ITEM 10.3.   GENERAL.
Not applicable.
ITEM 10.4.   TAXES.
Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “U.S. Federal Income Tax Considerations” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 10.5.   OUTSTANDING SECURITIES.
As of the date of filing of this Registration Statement, there are 453,872 Shares of the Master Fund outstanding.
ITEM 10.6.   SECURITIES RATINGS.
Not applicable.
ITEM 11.   DEFAULTS AND ARREARS ON SENIOR SECURITIES.
Not applicable.
ITEM 12.   LEGAL PROCEEDINGS.
Not applicable.
ITEM 13.   TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.
Not applicable.

PART B
Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given to them in Part A of this Registration Statement.
Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement on Form N-2.
ITEM 14.   COVER PAGE.
Not applicable.
ITEM 15.   TABLE OF CONTENTS.
Not applicable.
ITEM 16.   GENERAL INFORMATION AND HISTORY.
Not applicable.
ITEM 17.   INVESTMENT OBJECTIVES AND POLICIES.
Part A contains basic information about the investment objectives, policies and risks of the Master Fund. This Part B supplements the discussion in Part A of the investment objectives, policies and risks of the Master Fund and does not, by itself, present a complete or accurate explanation of the matters disclosed.
Information on the fundamental investment restrictions of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated herein by reference from the sections entitled “Investment Objectives and Strategies,” “Risk Factors” and “Regulation” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 18.   MANAGEMENT.
Pursuant to the Master Fund’s declaration of trust and bylaws, the Master Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Master Fund’s management and operations. The officers of the Master Fund conduct and supervise the Master Fund’s daily business operations.
Board of Trustees and Executive Officers
Board Leadership Structure
The Board consists of five (5) members, three (3) of whom are considered Independent Trustees. The same individuals serve on the Board and the boards of trustees of the Feeder Fund. Among other things, the Board sets broad policies for the Master Fund and appoints the Master Fund’s officers. The role of the Board, and of any individual Trustee, is one of oversight and not of management of the Master Fund’s day-to-day affairs. Each Trustee will serve until his or her successor is duly elected and qualified. The Trustees are subject to removal or replacement in accordance with Delaware law and the Master Fund’s declaration of trust. The initial Trustees serving on the Board have been elected by the organizational shareholders of the Master Fund.
Daniel R. Gilbert serves as chairman of the Board and is not an Independent Trustee by virtue of his relationship with NorthStar Asset Management Group and its affiliates. The Board feels that Daniel R. Gilbert, as the Master Fund’s chief executive officer, is the Trustee with the most knowledge of the Master Fund’s business strategy and is best situated to serve as chairman of the Board. Dianne P. Hurley currently serves as the lead Independent Trustee. The Independent Trustees are expected to meet separately in executive session as often as necessary to exercise their oversight responsibilities. The Board believes that its leadership structure is the optimal structure for the Master Fund at this time given the Master Fund’s current size and complexity. The Board, which will review its leadership structure periodically, further believes that its structure is presently appropriate to enable it to exercise its oversight of the Master Fund.
Board Role in Risk Oversight
Through its direct oversight role, and indirectly through its committees, the Board will perform a risk oversight function for the Master Fund consisting of, among other things, the following activities: (1) at regular and special Board meetings, and on an ad hoc basis as necessary, receiving and reviewing reports related to the Master Fund’s performance and operations; (2) reviewing and approving, as applicable, the Master Fund’s compliance policies and procedures; (3) meeting with members of the Advisor’s portfolio management team to review investment strategies, techniques and the processes used to manage related risks; (4) meeting with, or reviewing reports prepared by, the representatives of key service providers, including the Advisor, the distributor, the transfer agent, the custodian and the independent registered public accounting firm, to review and discuss the Master Fund’s activities and to provide direction with respect thereto; and (5) engaging the services of the Master Fund’s chief compliance officer to test the Master Fund’s compliance procedures and the Master Fund’s service providers. However, not all risks that may affect the Master Fund can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond the control of the Master Fund and its service providers.
Trustees
Information regarding the members of the Board and the officers of the Master Fund, and their roles in the management of the Master Fund, including compensation, is incorporated herein by reference from the section entitled “Management of the Trust and the Master Fund” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
Board Committees
In addition to serving on the Board, trustees may also serve on the audit committee, which has been established by the Board to handle certain designated responsibilities. The Board has designated a chairman of the audit committee. Subject to applicable law, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or to dissolve any committee as it deems necessary and in the Master Fund’s best interest.
Audit Committee
The audit committee operates pursuant to a charter adopted by the Board and is responsible for selecting, engaging and discharging the Master Fund’s independent registered public accounting firm, reviewing the plans, scope and results of the audit engagement with the Master Fund’s independent registered public accounting firm, approving professional services provided by the Master Fund’s independent registered public accounting firm (including compensation therefor), reviewing the independence of the Master Fund’s independent registered public accounting firm and reviewing the adequacy of the Master Fund’s internal control over financial reporting.
The audit committee also serves as the valuation committee of the Board. In this role, the audit committee establishes guidelines and makes recommendations to the Board regarding the valuation of the Master Fund’s investments. The audit committee is responsible for aiding the Board in fair value pricing of debt and equity securities that are not publicly traded or for which current market values are not readily available. The Board and audit committee may utilize the services of an independent valuation firm to help them determine the fair value of these securities. On a quarterly basis, or more frequently if necessary, the Board’s audit committee reviews and the Board ratifies the valuation determinations made with respect to the Master Fund’s investments during the preceding period and evaluate whether such determinations were made in a manner consistent with the Master Fund’s valuation policies and procedures. The members of the audit committee are Daniel J. Altobello, Dianne P. Hurley and Gregory A. Samay, each of whom is an Independent Trustee. Dianne P. Hurley serves as the chairman of the audit committee. The Board has determined that Dianne P. Hurley is an “audit committee financial expert” as defined under SEC rules.
Nominating and Corporate Governance Committee
The Master Fund does not have a nominating and corporate governance committee. A majority of the Independent Trustees of the Board recommends candidates for election as trustees. The Master Fund does not currently have a charter or written policy with regard to the nomination process or Shareholder recommendations.
The Independent Trustees will consider qualified trustee nominees recommended by Shareholders when such recommendations are submitted in accordance with the Master Fund’s bylaws and any applicable law, rule or regulation regarding trustee nominations. When submitting a nomination for consideration, a Shareholder must submit the nomination to the secretary of the Board and provide certain information that would be required under applicable SEC rules, including the following minimum information for each trustee nominee: full name, age, business and residential address; number of Shares owned, if any; and all other information relating to such trustee nominee that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, including such trustee nominee’s written consent to stand for election if nominated by the Board and to serve if elected by the Shareholders.
Trustee Beneficial Ownership of Shares
The following table shows the dollar range of Shares beneficially owned by each Trustee as of June 7, 2017.
Name of Trustee	Dollar Range of Equity Securities in the Master Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1)
Interested Trustees
Daniel R. Gilbert	None	None
Brett S. Klein	None	None
Independent Trustees
Daniel J. Altobello	None	None
Dianne P. Hurley	None	None
Gregory A. Samay	None	None

(1)
Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 –  $500,000, $500,001 – $1,000,000, or over $1,000,000.

Shareholder Communications
Shareholders may send communications to the Board. Shareholders should send communications intended for the Board by addressing the communication directly to the Board (or individual Trustees) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Trustees) and by sending the communication to the Master Fund’s offices, c/o Colony NorthStar, Inc., at 399 Park Avenue, 18th Floor, New York, New York 10022. Other Shareholder communications received by the Master Fund not directly addressed and sent to the Board will be reviewed and generally responded to by the Advisor, and will be forwarded to the Board only at the Advisor’s discretion based on the matters contained therein.

Potential Conflicts of Interest
Information regarding the conflicts of interest associated with the Advisor acting as the Master Fund’s investment advisor is incorporated herein by reference from the section entitled “Conflicts of Interest” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
Code of Ethics
The Master Fund and the Advisor have adopted a joint code of ethics pursuant to Rule 17j-1 under the 1940 Act, and the Master Fund’s Board has approved the Advisor’s code of ethics adopted under Rule 204A-1 of the Adviser’s Act, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to this code may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master Fund, so long as such investments are made in accordance with the code’s requirements. The code of ethics is included as exhibits to this Registration Statement of which this Part B is a part. Shareholders may also read and copy this code of ethics at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the code of ethics will be available on the EDGAR database on the SEC’s website at http://www.sec.gov. Shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549-0102.
Other Information
Clifford Chance US LLP, 31 W. 52nd Street, 10019, New York, New York, serves as counsel to the Master Fund.
ITEM 19.   CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. An affiliate of Colony NorthStar, an affiliate of the Advisor, has invested in the Master Fund in exchange for Shares, and has invested in the Feeder Fund in exchange for Feeder Fund shares. As a result, the affiliate of Colony NorthStar may be deemed to be a control person because it owns, directly, or indirectly through its ownership of Feeder Fund shares, 97.0% of the outstanding Shares as of June 7, 2017. Colony NorthStar and its affiliates will vote their Shares in the same proportion as which the other Shares are voted.
ITEM 20.   INVESTMENT ADVISORY AND OTHER SERVICES.
Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Trust and the Master Fund,” “Trust and Master Fund Expenses” and “Management and Incentive Fees” in the Feeder Fund’s prospectus, to the extent applicable to the Master Fund.
ITEM 21.   PORTFOLIO MANAGERS.
Securities Ownership of Portfolio Managers
The following table shows the dollar range of equity securities in the Master Fund beneficially owned by each member of the Advisor’s investment committee as of June 7, 2017.
Name of Investment Committee Member	Dollar Range of Equity Securities in the Master Fund(1)
Daniel R. Gilbert	None
Richard B. Saltzman	None
Mark M. Hedstrom	None
Kevin P. Traenkle	None
Robert C. Gatenio	None

Name of Investment Committee Member	Dollar Range of Equity Securities in the Master Fund(1)
Brett S. Klein	None
Sujan S. Patel	None

(1)
Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 –  $500,000, $500,001 – $1,000,000, or over $1,000,000.

Other Information
Additional information regarding the portfolio managers of the Master Fund is incorporated herein by reference from the section entitled “Management of the Trust and the Master Fund” in the Feeder Fund’s prospectus included in the Feeder Fund Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 22.   BROKERAGE ALLOCATION AND OTHER PRACTICES.
A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Brokerage Allocation and Other Practices” in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 23.   TAX STATUS.
Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “U.S. Federal Income Tax Considerations” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement on Form N-2, to the extent applicable to the Master Fund.
ITEM 24.   FINANCIAL STATEMENTS.
The Master Fund will issue a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.
An independent registered public accounting firm for the Master Fund performs an annual audit of the Master Fund’s financial statements. The Board has engaged PricewaterhouseCoopers LLP, located at 300 Madison Avenue, New York, NY 10017 to serve as the Master Fund’s independent registered public accounting firm.
For accounting purposes, the Master Fund’s fiscal year will end on December 31. The Master Fund’s tax year will end on December 31.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of
NorthStar Real Estate Capital Income Master Fund
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investment, and the related statements of operations, of changes in net assets, and of cash flows present fairly, in all material respects, the financial position of the NorthStar Real Estate Capital Income Master Fund (the “Master Fund”) as of December 31, 2016, the results of its operations, the changes in its net assets, and its cash flows for the period from May 6, 2016 (commencement of operations) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Master Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of the security as of December 31, 2016 by correspondence with the custodian, provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, NY
February 28, 2017

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
SCHEDULE OF INVESTMENT
AS OF DECEMBER 31, 2016
Real Estate Investment Trust (“REIT”) – 0.0%
Description	Shares	Cost	Fair Value
NS Capital Income Master Fund REIT, Inc.	100	$100	$—
Other assets in excess of liabilities – 100%			1,653,952
Net Assets – 100%			$1,653,952

Refer to notes to accompanying financial statements.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
STATEMENT OF ASSETS AND LIABILITIES
December 31, 2016
Assets
Cash	$1,781,525
Affiliated investment, at fair value (Cost $100) (Note 6)	—
Total assets	1,781,525
Liabilities
Professional fee payable	63,614
Administrative services expense payable	55,798
Accrued expense and other liabilities	8,161
Total liabilities	127,573
Net assets	$1,653,952
Commitments and contingencies (Note 8)
Composition of net assets
Common shares, $0.001 par value per share, unlimited shares authorized, 222,233 shares issued and outstanding	$222
Paid-in-capital in excess of par value	1,999,878
Net investment loss	(346,048)
Net unrealized depreciation on investment	(100)
Net assets	$1,653,952
Net asset value per common share, at period end	$7.44

Refer to notes to accompanying financial statements.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
STATEMENT OF OPERATIONS
For the period from May 6, 2016* through December 31, 2016
Investment Income
Interest income	$259
Total investment income	259
Expenses
Trustees’ fees	200,273
Professional fees	79,977
Administrative services expense	55,798
Other expenses	10,259
Total expenses	346,307
Net investment loss	(346,048)
Realized and Unrealized Loss:
Net change in unrealized depreciation on investment	(100)
Total net realized and unrealized loss on investment	(100)
Net decrease in net assets resulting from operations	$(346,148)

*
Commencement of operations

Refer to notes to accompanying financial statements.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
STATEMENT OF CHANGES IN NET ASSETS
For the period from May 6, 2016* through December 31, 2016
Decrease in net assets resulting from operations:
Net investment loss	$(346,048)
Net change in unrealized depreciation on investment	(100)
Net decrease in net assets resulting from operations	(346,148)
Capital Transactions
Issuance of common shares (222,233 shares) (Note 4)	2,000,100
Net increase in net assets resulting from capital transactions	2,000,100
Total increase in net assets	1,653,952
Net assets at beginning of period	—
Net assets at end of period	$1,653,952
Net investment loss	$(346,048)

*
Commencement of operations

Refer to notes to accompanying financial statements.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
STATEMENT OF CASH FLOWS
For the period from May 6, 2016* through December 31, 2016
Cash flows from operating activities
Net decrease in net assets resulting from operations	$(346,148)
Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities:
Purchase of investment	(100)
Net change in unrealized depreciation on investment	100
Increase in operating assets and liabilities:
Professional fees payable	63,614
Administrative services expense payable	55,798
Accrued expense and other liabilities	8,161
Net cash used in operating activities	(218,575)
Cash flows from financing activities
Issuance of common shares (Note 4)	2,000,100
Net cash provided by financing activities	2,000,100
Net increase in cash	1,781,525
Cash, beginning of period	—
Cash, end of period	$1,781,525

*
Commencement of operations

Refer to notes to accompanying financial statements.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND
NOTES TO THE FINANCIAL STATEMENTS
1.
Business and Organization

NorthStar Real Estate Capital Income Master Fund (the “Master Fund”) was organized as a Delaware statutory trust on October 2, 2015. The Master Fund’s primary investment objectives are to generate attractive and consistent income through cash distributions and preserve and protect shareholders’ capital, with a secondary objective of capital appreciation.
The Master Fund commenced operations on May 6, 2016, when the registration statements of NorthStar Real Estate Capital Income Fund (the “RE Capital Fund”) and NorthStar Real Estate Capital Income Fund-T (“RE Capital Fund-T”) (collectively, the “Trusts”), whose principal investment strategy is identical to the Master Fund, were declared effective by the Securities and Exchange Commission (the “SEC”).
The Master Fund is externally managed by NSAM B-RECF Ltd., a Bermuda exempt company, (the “Advisor”) and NSAM US-RECF LLC, a Delaware limited liability company (the “Co- Advisor” and collectively, the “Advisors”), which are registered investment advisors under the Investment Advisors Act of 1940, as amended, (the “Advisors Act”). The Advisor oversees the management of the Master Fund’s activities, including investment strategies, investment goals, asset allocation, leverage limitations, reporting requirements and other guidelines in addition to the general monitoring of the Master Fund’s portfolios. The Advisor also provides asset management and other administrative services. The Co-Advisor, pursuant to an agreement with the Advisor (the “Co-Advisory Agreement”), assists the Advisor with the day-to-day activities and the sourcing, management and monitoring of investments for the Master Fund’s portfolios, subject to the oversight of the Advisor. The Co-Advisor also furnishes the Master Fund with office facilities and equipment, and assists the Advisor with the provisions of clerical and other administrative services, including marketing, investor relations and certain accounting services and maintenance of certain books and records on behalf of the Master Fund. In addition, the Co-Advisor performs the calculation and publication of the Master Fund’s net asset value. The Advisor and Co-Advisor are affiliates of NorthStar Asset Management Group Inc. (“NorthStar”), which sponsors other public companies that raise capital through the retail market.
On January 10, 2017, pursuant to a merger agreement between NorthStar, NorthStar Realty Finance Corp. (“NorthStar Realty”) and Colony Capital Inc. (“Colony”), dated as of June 2, 2016 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), NorthStar, NorthStar Realty and Colony merged into Colony NorthStar, Inc. (NYSE: CLNS or “Colony NorthStar”) through a series of merger transactions (the “Mergers”). As a result of the Mergers, Colony NorthStar is a diversified equity REIT with an embedded institutional and retail investment management business. In addition, following the Mergers, the Advisor is a subsidiary of Colony NorthStar.
On January 31, 2017, the Advisor was re-domiciled as a Delaware limited liability company and renamed CNI RCEF Advisors, LLC. On February 23, 2017, the Co-Advisory Agreement was terminated, effective immediately, and the Advisor is now responsible for all the advisory and administrative duties formerly performed by the Co-Advisor.
The Master Fund is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as a non-diversified, closed-end management investment company that intends to elect to be treated for federal income tax purposes as a C-corporation for the period ended December 31, 2016. The Master Fund intends to qualify annually thereafter, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Refer to Note 2 and Note 5 for further details on income taxes.
On January 9, 2017, the Master Fund and Trusts entered into an administration agreement (the “Administration Agreement”) with ALPS Fund Services, Inc. (“ALPS” or the “Administrator”). ALPS, and/or its affiliates are responsible for, but not limited to, (i) maintaining financial books and records of the Master Fund and Trusts, (ii) providing administration services, and (iii) performing other accounting and clerical services as necessary in connection with the administration of the Master Fund and Trusts.

2.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying audited financial statements of the Master Fund have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Master Fund is considered an investment company under U.S. GAAP and follows the accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 946 Financial Services — Investment Companies.
Use of Estimates
The preparation of the Master Fund’s audited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from those estimates.
Cash and cash equivalents
Cash as of December 31, 2016 represent cash held in custody at MUFG Union Bank, N.A. in a bank deposit account that, at times, may exceed federally insured limits.
Valuation of Portfolio Investments
The Master Fund determines the fair value of its investment portfolio as of the close of each regular trading session of the New York Stock Exchange. The Master Fund will calculate the NAV of its common shares of beneficial interest, by subtracting total liabilities (including accrued expenses or distributions) from the total assets of the Master Fund (the value of securities, plus cash or other assets, including interest and distributions accrued but not yet received) and dividing the result by the total number of outstanding common shares of the Master Fund. The Master Fund’s assets and liabilities are valued in accordance with the principles set forth below.
The Master Fund’s board of trustees (the “Board”) has approved the Master Fund’s Valuation Policies and Procedures (the “Valuation Policies and Procedures”) as of October 13, 2016 and the formation of a valuation committee (the “Valuation Committee”) that consists of personnel from the Advisor whose membership on the Valuation Committee was approved by the Board. The Valuation Committee values the Master Fund’s assets in good faith pursuant to the Valuation Policies and Procedures and applies a consistent valuation process, which was developed and approved by the Board. Portfolio securities and other assets for which market quotes are readily available will be valued at market value as provided by an independent pricing source. In circumstances where market quotes are not readily available, the Board has adopted the Valuation Policies and Procedures for determining the fair value of such securities and other assets, and has delegated the responsibility for applying the valuation methods to the Valuation Committee. On a quarterly basis, the audit committee of the Board reviews the valuation determination made with respect to the Master Fund’s investments during the preceding quarter and evaluates whether such determinations were made in a manner consistent with the Master Fund’s Valuation Policies and Procedures. The Board reviews and ratifies such value determinations.
Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, (“ASC Topic 820”), issued by the FASB clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Refer to Note 6 for further discussion on fair value measurement. In accordance with ASC Topic 820, when determining the fair value of an asset or liability, the Valuation Committee seeks to determine the price that would be received from the sale of the asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value determinations are based upon all available inputs that the Valuation Committee deems relevant, which may include indicative dealer quotes, independent third party pricing vendors, values of like securities, recent portfolio company financial statements and forecasts, and valuations prepared by third party valuation services. However, determination of fair value involves subjective judgments and estimates. Accordingly, the notes to the Master Fund’s financial statements refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on the Master Fund’s financial statements.

The Master Fund expects that its portfolio will primarily consist of investments that are not actively traded in the market and for which quotation may not be available. For purposes of calculating NAV, the Valuation Committee will use the following valuation methods:
Investments where a market price is readily available:
Generally, the value of any equity interests in public companies for which market quotations are readily available will be based upon the most recent closing public market price. Securities that carry certain restrictions on sale will typically be valued at a discount from the market value of the security. Loans or investments traded over the counter and not listed on an exchange are valued at a price obtained from third-party pricing services, including, where appropriate, multiple broker dealers, as determined by the Valuation Committee.
Investments where a market price is not readily available:
For investments for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, the Master Fund will value such investments at fair value as determined in good faith by the Board, with assistance from the Valuation Committee, in accordance with the Master Fund’s Valuation Policies and Procedures.
In making its determination of fair value, the Valuation Committee may retain and rely upon valuations obtained from independent valuation firms; provided that the Valuation Committee shall not be required to determine fair value in accordance with the valuation provided by any single source, and the Valuation Committee shall retain the discretion to use any relevant data, including information obtained from any independent third-party valuation or pricing service, that the Valuation Committee deems to be reliable in determining fair value under the circumstances.
Revenue Recognition
Security transactions will be accounted for on their trade date. For commercial real estate (“CRE”) related debt investments, including first mortgage loans, subordinate mortgage and mezzanine loans, participations in such loans and interest income on such investments is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the statement of operations. For CRE related securities which include commercial mortgage-back securities (“CMBS”), unsecured debt of publicly-traded REITs, interest income on such investments is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income. The Master Fund will record dividend income on the ex-dividend date. The Master Fund will not accrue interest or dividends on loans and securities as a receivable if there is reason to doubt the collectability of such income. Loan origination fees, original issue discount, and market discount (market premium) will be capitalized and such amounts will be accreted (amortized) as interest income (interest expense) over the respective term of the loan or security. Upon the prepayment of a loan or security, any unamortized loan origination fees and original issuance discount will be recorded as interest income. The Master Fund will record prepayment premiums on loans and securities as interest income when it receives such amounts.
Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation
Gains or losses on the sale of investments will be calculated by using the specific identification method. The Master Fund will measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment including any unamortized upfront fees. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period.

Organization and Offering Costs
Organization costs include, among other things, the cost of formation, including the cost of legal services and other fees pertaining to the Master Fund’s organization. Offering costs include, among other things, legal, accounting, printing and other costs pertaining to the preparation of the Master Fund’s Registration Statement on Form N-2 related to the public offering of its common shares.
Pursuant to the Master Fund’s advisory agreement (“Advisory Agreement”), the Advisor and its affiliates are entitled to receive reimbursement for costs each has paid on behalf of the Master Fund in connection with the offering. The Master Fund will be obligated to reimburse the Advisor and its affiliates, as applicable, for organization and offering costs (“O&O Costs”) to a limit of 1.0% of the aggregate proceeds from the offering, after the payment of selling commissions and dealer manager fees. The Master Fund estimates that the O&O Costs of the Master Fund will be de minimis as Master Fund shares are not being offered directly to the public. The Master Fund records O&O Costs each period based upon an allocation determined by the expectation of total O&O Costs to be reimbursed. The offering costs incurred directly by the Master Fund are accounted for as a deferred charge and are amortized over 12 months on a straight-line basis. Organization costs incurred directly by the Master Fund are expensed as incurred. As of December 31, 2016, the Advisor incurred approximately $0.3 million of O&O Costs on behalf of the Master Fund. For the period from May 6, 2016 (commencement of operations) through December 31, 2016, there were no proceeds raised from the offering and no O&O Costs were allocated to the Master Fund.
Income Taxes
The Master Fund intends to elect to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. To maintain qualification as a RIC, the Master Fund must, among other things, meet certain source-of-income and asset diversification requirements and distribute to their respective shareholders, for each taxable year, at least 90% of its “investment company taxable income” and its net tax-exempt interest income. In general, a RIC’s “investment company taxable income” for any taxable year is its taxable income, determined without regard to net capital gains and with certain other adjustments. As a RIC, the Master Fund will not have to pay corporate-level federal income taxes on any income that it distributes to its shareholders. The Master Fund intends to distribute all or substantially all of their “investment company taxable income,” net tax-exempt interest income (if any) and net capital gains (if any) on an annual basis in order to maintain their RIC status each year and to avoid any federal income taxes on income. The Master Fund will also be subject to nondeductible federal excise taxes if it does not distribute at least 98.0% of net ordinary income (if any) and 98.2% of any capital gain net income (if any).
For the taxable period May 6, 2016 (commencement of operations) through December 31, 2016, the Master Fund is qualified to elect RIC status on its federal income tax return, however, it will file as a C corporation. If applicable, the Master Fund will record any applicable income tax expense or benefit on its statement of operations or deferred tax assets and liabilities on its statement of assets and liabilities. Refer to Note 5 for further information regarding income taxes.
Uncertainty in Income Taxes
The Master Fund evaluates its tax positions to determine if the tax positions taken meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Master Fund recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the Statement of Operations. During the period from May 6, 2016 (commencement of operations) through December 31, 2016, the Master Fund did not incur any interest or penalties.
Distributions
Distributions to the Master Fund’s shareholders are recorded as of the record date. Subject to the discretion of the Board and applicable legal restrictions, the Master Fund intends to authorize and declare ordinary cash distributions on a quarterly basis and pay such distributions on a monthly basis. From time to time, the Master Fund intends to authorize and declare special cash distributions of net long-term capital gains, if any, and any other income, gains and dividends and other distributions not previously distributed. During the period from May 6, 2016 (commencement of operations) through December 31, 2016, distributions were neither declared nor paid.
New Accounting Standards
In October 2016, the SEC adopted new rules and amended existing rules (together, “final rules”) intended to modernize the reporting and disclosure of information by registered investment companies. In part, the final rules amend Regulation S-X and require standardized, enhanced disclosure about derivatives in investment company financial statements, as well as other amendments. The compliance date for the amendments to Regulation S-X is August 1, 2017. Compliance with the requirements of these final rules, as they relate to Form N-CEN must occur by June 1, 2018, with the compliance date for Form N-PORT being June 1, 2018 or June 1, 2019, depending on the net assets of the fund family. Management is currently assessing the impact of this rule to the Master Fund’s financial statements and other filings.
3.
Share Transactions

Prior to commencement of operations, an affiliate of NorthStar Realty purchased shares of the Master Fund. Refer to Note 4 for further detail.
The Master Fund will repurchase common shares held by the RE Capital Fund and RE Capital Fund-T to the extent necessary to accommodate repurchase requests under each Trust’s share repurchase program. During the period from May 6, 2016 (commencement of operations) through December 31, 2016, the Master Fund did not repurchase any of its common shares in connection with the Trusts’ share repurchase programs.
4.
Related Party Transactions

Management Fee
Pursuant to the Master Fund’s Advisory Agreement, and in consideration of the advisory services provided by the Advisor to the Master Fund, the Advisor is entitled to a fee consisting of two components — the management fee (“Management Fee”) and the incentive fee (“Incentive Fee”).
The Trusts will not incur a separate Management Fee or Incentive Fee under the Trusts’ Advisory Agreements for so long as the Trusts have a policy to invest all or substantially all of their net assets in the Master Fund, but the Trusts and shareholders will be indirectly subject to the Management Fee and Incentive Fee incurred by the Master Fund.
The Management Fee is calculated and payable quarterly in arrears at the annual rate of 2.0% of the Master Fund’s average gross assets, excluding cash and cash equivalents, at the end of the two most recently completed calendar quarters (and, in the case of the Master Fund’s first quarter, the gross assets excluding cash and cash equivalents as of such quarter-end). The Management Fee may or may not be taken in whole or in part at the discretion of the Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter as the Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated. The Co-Advisory Agreement provides that the Co-Advisor will receive a portion of the Management Fee and Incentive Fee payable to the Advisor under the Fund’s advisory agreement (the “Advisory Agreement”). On an annualized basis, the Advisor will pay to the Co-Advisor a co-advisory fee at a rate up to 50.0% of all fees payable to the Advisor under the Fund’s Advisory Agreement with respect to each year, payable to the Co-Advisor quarterly in arrears. As discussed in Note 1, on February 23, 2017, the Co-Advisory Agreement was terminated, effective immediately, and the Advisor is now responsible for all the advisory and administrative duties formerly performed by the Co-Advisor. For the period from May 6, 2016 (commencement of operations) through December 31, 2016, no management fee was incurred.

On February 23, 2017, the Board approved an amendment to the Advisory Agreement for the calculation of the Management Fee. The Management Fee is calculated at an annual rate of 1.25% of the Master Fund’s average net assets. The Management Fee is payable quarterly in arrears and is calculated based on the Master Fund’s average net assets at the end of the two most recently complete calendar quarters (and, in the case of the Master Fund’s first quarter, the net assets of such quarter-end).
Incentive Fee
As of December 31, 2016, the Incentive Fee was calculated and payable quarterly in arrears based upon the Master Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and will be subject to a hurdle rate, measured quarterly and expressed as a rate of return on the Master Fund’s “adjusted capital” at the beginning of the most recently completed quarter, equal to 1.75% per quarter (7.00% annualized), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Master Fund’s operating expenses for the quarter (including the Management Fee, expenses reimbursed to the Advisor under the Master Fund’s Advisory Agreement and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the offering and organization expenses and the Incentive Fee). Pre-incentive fee net investment income will include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Master Fund has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. “Adjusted capital” means the cumulative gross proceeds received by the Master Fund from the sale of Fund shares (including pursuant to the Master Fund’s distribution reinvestment plan), reduced by distributions to investors that represent a return of capital and amounts paid in connection with repurchases of Fund shares pursuant to the Master Fund’s share repurchase program. The calculation of the Incentive Fee for each quarter will be as follows:
•
No Incentive Fee will be payable in any calendar quarter in which the Master Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 1.75%;

•
100.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) will be payable to the Advisor. This portion of the Master Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 2.1875% is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Advisor with an incentive fee of 20.0% on all of the Master Fund’s pre-incentive fee net investment income when the Master Fund’s pre-incentive fee net investment income reaches 2.1875% in any calendar quarter; and

•
20.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (20.0% of all the Master Fund’s pre-incentive fee net investment income thereafter is allocated to the Advisor).

For the period from May 6, 2016 (commencement of operations) through December 31, 2016, no incentive fee was incurred.
On February 23, 2017, the Board approved an amendment to the Advisory Agreement for the calculation of the Incentive Fee. The Incentive Fee is calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter. The Incentive Fee will be subject to a quarterly fixed preferred return to investors, expressed as a rate of return on the Master Fund’s adjusted capital, at the beginning of the most recently completed calendar quarter, of 1.50% (6.00% annualized), subject to a “catch-up” feature.
As a result of the amendment, the calculation of the Incentive Fee for each quarter will be as follows:
•
No Incentive Fee will be payable in any calendar quarter in which the Master Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 1.50%;

•
100.0% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.715% in any calendar quarter (6.86% annualized) will be payable to the Advisor. This portion of the Master Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 1.715% is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Advisor with an incentive fee of 12.5% on all of the Master Fund’s pre-incentive fee net investment income when the Master Fund’s pre-incentive fee net investment income reaches 1.715% in any calendar quarter; and

•
12.5% of the Master Fund’s pre-incentive fee net investment income, if any, that exceeds 1.715% in any calendar quarter (6.86% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (12.5% of all the Master Fund’s pre-incentive fee net investment income thereafter is allocated to the Advisor).

Reimbursement of Operating Expenses
The Advisor is to be reimbursed by the Master Fund, as applicable, for actual costs incurred in connection with providing administrative services to the Master Fund. Allocation of the cost of such services to the Master Fund may be based on objective factors such as total assets, revenues and/or time allocations. For the period from May 6, 2016 (commencement of operations) through December 31, 2016, the amount of administrative services expense incurred and payable was $55,798.
The Co-Advisory Agreement provides that the Co-Advisor will receive a portion of the Management Fee and Incentive Fee payable to the Advisor under the Master Fund’s Advisory Agreement (the “Fund Advisory Agreement”). On an annualized basis, the Advisor will pay to the Co-Advisor a co-advisory fee at a rate up to 50.0% of all fees payable to the Advisor under the Master Fund Advisory Agreement with respect to each year, which fees are payable to the Advisor quarterly in arrears. On February 23, 2017, the Co-Advisory Agreement was terminated, effective immediately, and the Advisor is now responsible for all the advisory and administrative duties formerly performed by the Co-Advisor.
Distribution Support Agreement
Pursuant to a distribution support agreement (the “Distribution Support Agreement”) between the Master Fund and NorthStar Realty, a publicly-traded real estate investment trust managed by an affiliate of the Advisor, NorthStar Realty or an affiliate has agreed to purchase up to $10.0 million in Master Fund shares, at the current NAV per Master Fund share, of which $2.0 million was contributed to the Master Fund as seed capital investments. During any month when the Distribution Support Agreement is effective, if the cash distributions exceed the net investment income for such month (“Distribution Shortfall”), NorthStar Realty will purchase shares required in order to cover the Distribution Shortfall up to an amount equal to a 7.0% cumulative, non-compounded annual return on the Master Fund’s shareholders’ invested capital prorated for such month.
Notwithstanding NorthStar Realty’s obligations pursuant to the Distribution Support Agreement, the Master Fund will not be required to pay distributions to the Master Fund shareholders, including the Trusts. Distributions funded from offering proceeds pursuant to the Distribution Support Agreement may constitute a return of capital. The Distribution Support Agreement expires at the earlier of: a) two years from the date on which the Trust, or another investment company registered under the 1940 Act which has a principal investment strategy of investing substantially all of its assets in the Master Fund, first commences an offering; or b) the date upon which neither the Advisor nor its affiliate is serving as the Master Fund’s Advisor. For the period from May 6, 2016 (commencement of operations) through December 31, 2016, there was no distribution support provided by NorthStar Realty.
On February 23, 2017, the Distribution Support Agreement was amended to replace NorthStar Realty with an affiliate of Colony NorthStar. The Distribution Support Agreement was also amended such that during any month when the Distribution Support Agreement is effective, if the cash distributions exceed the net investment income for such month (“Distribution Shortfall”), an affiliate of Colony NorthStar will purchase shares required in order to cover the Distribution Shortfall up to an amount equal to a 6.0% cumulative, non-compounded annual return on the Fund’s shareholders’ invested capital prorated for such month.

Notwithstanding an affiliate of Colony NorthStar’s obligations pursuant to the Distribution Support Agreement, the Master Fund will not be required to pay distributions to the Master Fund shareholders, including the Trusts.
Capital Contribution by NorthStar Realty Finance Limited Partnership (“NRFLP”)
Prior to commencement of operations, NRFLP, an affiliate of NorthStar Realty, contributed $2,000,100 to purchase 222,233 common shares of the Master Fund at $9.00 per share.
5.
Income Tax Information

The components of the deferred tax asset as of December 31, 2016, for the Master Fund as a C-corporation, consist of the following:
December 31, 2016
Deferred Tax Asset
Net loss carryforwards	$138,459
Total Deferred Tax Asset	138,459
Less: Valuation Allowance	(138,459)
Net Deferred Taxes	$—

At December 31, 2016, the Master Fund had total net operating and capital loss carry forwards of approximately $0.3 million for federal income tax purposes available to offset future taxable income. The loss carry forwards can be carried forward 20 years and will expire in 2036.
A reconciliation of the federal tax rate to the Master Fund’s effective income tax rate is as follows:
December 31, 2016
Tax at Federal Statutory Rate	35.0%
State and Local Rate	5.0%
Total	40.0%
Valuation Allowance	(40.0)%
Provision for Taxes	0.0%

At December 31, 2016, the cost basis of investments for Federal income tax purposes was substantially the same as the basis per U.S. GAAP. At December 31, 2016, gross unrealized appreciation and depreciation on investments for Federal income tax purposes were $0 and $100, respectively.
6.
Investment in NS Capital Income Master Fund REIT, Inc. ( the “REIT Subsidiary”)

On March 31, 2016, the Master Fund invested $100 in the REIT Subsidiary to fund its initial capitalization. The REIT Subsidiary was formed on February 3, 2016 as a Maryland corporation and intends to qualify as a REIT. The REIT Subsidiary, an affiliate of NorthStar Realty, intends to invest, through wholly owned special purpose vehicles, in certain direct and indirect equity investments in CRE properties and it may also invest in CRE debt and securities. As of December 31, 2016, the REIT Subsidiary is a Level 3 investment in accordance with ASC 820 and was valued at $0 as a result of the accrual of certain operating expenses for the period May 6, 2016 (commencement of operations) through December 31, 2016.

7.
Financial Highlights

The following is a schedule of financial highlights:
For the period from May 6, 2016 (commencement of operations) through December 31, 2016
Per Share Data:
Net asset value, beginning of period	$9.00
Net investment loss(1)	(1.56)
Net decrease in net assets resulting from operations	(1.56)
Net asset value, end of period	$7.44
Shares outstanding, end of period	222,233
Total return at net asset value(2)(3)	(17.3)%
Ratio/Supplemental Data:
Net assets, end of period	$1,653,952
Ratio of net investment loss to average net assets(4)	(28.4)%
Ratio of total expenses to average net assets(4)	28.4%
Portfolio turnover rate	Not applicable

(1)
The per share data was derived by using the average number of common shares outstanding during the period from May 6, 2016 (commencement of operations) through December 31, 2016.

(2)
Total return is historical and is calculated by determining the percentage change in net asset value.

(3)
Not annualized.

(4)
Annualized. Average net assets for the period from May 6, 2016 (commencement of operations) through December 31, 2016 are used for this calculation.

8.
Commitments and Contingencies

In the normal course of business, the Master Fund may enter into contracts that contain a variety of representations which provide general indemnifications. The Master Fund’s maximum exposure under the arrangements cannot be known; however, the Master Fund expects any risk of loss to be remote.
9.
Subsequent Events

On January 17, 2017, the Master Fund received subscriptions of  $105,085 and $100,000 from the Multi Class and the T-Fund, respectively, which resulted in the issuance of 28,055 additional shares.
The Master Fund made investments totaling $114,715 with total par value of  $150,000 during the period from January 1, 2017 to February 28, 2017.
The management of the Master Fund has evaluated events and transactions through February 28, 2017, the date on which the financial statements were issued, and has determined that there are no material events that would require adjustments to or disclosure in the Master Fund’s financial statements, other than previously discussed in Note 1, Note 4 and above.

PART C.   OTHER INFORMATION
ITEM 25.   FINANCIAL STATEMENTS AND EXHIBITS
(1)
Financial Statements:

NorthStar Real Estate Capital Income Master Fund

Report of Independent Registered Public Accounting Firm*

Schedule of Investment as of December 31, 2016*

Statement of Assets and Liabilities as of December 31, 2016*

Statement of Operations for the period from May 6, 2016 (commencement of operations) through December 31, 2016*

Statement of Changes in Net Assets for the period from May 6, 2016 (commencement of operations) through December 31, 2016*

Statement of Cash Flows for the period from May 6, 2016 (commencement of operations) through December 31, 2016*

Notes to Financial Statements*

(2)
Exhibits:

(a)	Third Amended and Restated Declaration of Trust of the Registrant*
(b)	Bylaws of the Registrant(1)
(g)(1)	Form of Amended and Restated Master Fund Investment Advisory Agreement between the Master Fund and the Advisor*
(g)(2)	Form of Amended and Restated Investment Advisory Agreement between the REIT Subsidiary and the Advisor*
(g)(3)	Form of Administration, Bookkeeping and Pricing Services Agreement(2)
(j)	Form of Custodian Agreement(1)
(k)(1)	Form of Distribution Support Agreement(3)
(k)(2)	Form of Seed Capital Investment Agreement(1)
(k)(3)	Form of Agreement to Limit Reimbursements to the Advisor(1)
(n)(1)	Consent of Clifford Chance US LLP(1)
(n)(2)	Consent of Independent Registered Public Accounting Firm*
(r)(1)	Joint Code of Ethics of the Registrant and the Advisor*

Other Exhibits

(1)	Power of Attorney for Daniel J. Altobello(1)
(2)	Power of Attorney for Dianne P. Hurley(1)
(3)	Power of Attorney for Gregory A. Samay(1)

(1)
Previously filed with the SEC as part of the Registrant’s Registration Statement on Form N-2, no. 811-23134, on April 15, 2016.

(2)
Previously filed with the SEC as part of the Registrant’s Registration Statement on Form N-2, no. 811-23134, on December 19, 2016.

(3)
Previously filed with the SEC as part of the Registrant’s Registration Statement on Form N-2, no. 811-23134, on February 17, 2017.

*
Filed herewith.

ITEM 26.   MARKETING ARRANGEMENTS
Not Applicable.
ITEM 27.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:
Accounting fees and expenses	$50,000
Legal fees and expenses	$225,000
Printing expenses	$38,000
Other fees and expenses	$87,000
Total	$400,000

ITEM 28.   PERSONS CONTROLLED BY OR UNDER COMMON CONTROL
No person is directly or indirectly controlled by or under common control with the Registrant, except that the Registrant may be deemed to be controlled by or under common control with the Feeder Fund.
ITEM 29.   NUMBER OF HOLDERS OF SECURITIES
The following table sets forth the number of record holders of the Registrant’s shares as of June 7, 2017.
Title of Class	Number of Record Holders
Common shares of beneficial interest	3
ITEM 30.   INDEMNIFICATION
Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.
Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Master Fund, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Master Fund will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Master Fund will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of Master Fund.
The Master Fund has entered into the Master Fund Advisory Agreement with the Advisor. The Master Fund Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Advisor is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers.
Pursuant to the Master Fund’s declaration of trust, the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification.

ITEM 31.   BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS
A description of any other business, profession, vocation, or employment of a substantial nature in which the Advisor and each manager or executive officer of the Advisor, is or has been during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set forth in the sections entitled “Management of the Trust and the Master Fund” and “Portfolio Management” in the Feeder Fund’s prospectus, to the extent applicable to the Master Fund. Additional information regarding the Advisor and its officers and managers is set forth in its Form ADV, as filed with the SEC (SEC File No. 801-107220), and is incorporated herein by reference.
ITEM 32.   LOCATION OF ACCOUNTS AND RECORDS
All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:
(1)
the Registrant, NorthStar Real Estate Capital Income Master Fund, c/o Colony NorthStar, Inc., 399 Park Avenue, 18th Floor New York, New York 10022;

(2)
the Transfer Agent, DST Systems, Inc., 430 West 7th Street, Kansas City, MO 64105;

(3)
the Custodian, MUFG Union Bank, N.A., 350 California Street, Suite 2018, San Francisco, CA 94104;

(4)
the Advisor, CNI RECF Advisors, LLC, c/o Colony NorthStar, Inc., 515 S. Flower Street, 44th Floor, Los Angeles, CA 90071; and

(5)
the Administrator, ALPS Fund Services, Inc., 1290 Broadway, Suite 1100, Denver, CO 80203.

ITEM 33.   MANAGEMENT SERVICES
Not applicable.
ITEM 34.   UNDERTAKINGS
Not applicable.

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of June, 2017.
NorthStar Real Estate Capital Income Master Fund
By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Investment Company Act of 1940, as amended, this Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Daniel R. Gilbert Daniel R. Gilbert	Chairman of the Board of Trustees, Chief Executive Officer and President (Principal executive officer)	June 7, 2017
/s/ Brett S. Klein Brett S. Klein	Trustee and Chief Operating Officer	June 7, 2017
/s/ Frank V. Saracino Frank V. Saracino	Chief Financial Officer and Treasurer (Principal financial and accounting officer)	June 7, 2017
* Daniel J. Altobello	Trustee	June 7, 2017
* Dianne P. Hurley	Trustee	June 7, 2017
* Gregory A. Samay	Trustee	June 7, 2017
*By:	/s/ Daniel R. Gilbert	June 7, 2017
Daniel R. Gilbert as attorney-in-fact pursuant to Power of Attorney
S-1

EXHIBIT LIST
Ex-99(a)	Third Amended and Restated Declaration of Trust of the Registrant
EX-99(g)(1)	Form of Amended and Restated Master Fund Investment Advisory Agreement between the Master Fund and the Advisor
EX-99(g)(2)	Form of Amended and Restated Investment Advisory Agreement between the REIT Subsidiary and the Advisor
EX-99(n)(2)	Consent of Independent Registered Public Accounting Firm
EX-99(r)(1)	Joint Code of Ethics of the Registrant and the Advisor